Exhibit 99.1

PAE Reports First-Quarter 2020 Financial Results

Highlights

•First-quarter revenue of $617.3 million
•First-quarter operating income of $7.5 million
•First-quarter net loss of $4.9 million
•First-quarter adjusted EBITDA1 of $41.6 million (6.7% of revenue)
•First-quarter cash flows provided by operations of $10.9 million
•First-quarter net bookings of $654 million (1.1x book-to-bill); $2.54 billion for the trailing twelve months (0.9x book-to-bill)
•Company reiterates fiscal 2020 financial guidance

FALLS CHURCH, Va., May 7, 2020 — PAE Incorporated (“PAE” or the “Company”) (NASDAQ: PAE, PAEWW) today announced first-quarter 2020 financial and operating results.

CEO Commentary

"Amidst a challenging environment, PAE delivered solid financial and operating results,” said PAE’s President and Chief Executive Officer John Heller. "First, I want to thank our dedicated global workforce of 20,000 strong who selflessly drove our business results during this time of global turmoil. I also want to thank our customers who have taken great efforts to ensure continuity in supporting our mission-critical programs. While first quarter revenue came in below our expectations, it is largely driven by timing-related factors and as a result, we are reiterating our 2020 financial guidance. Our core goals remain the same – to drive revenue growth, expand margins and increase shareholder value.”

First-Quarter 2020 Results

Revenues for the quarter of $617.3 million decreased $56.2 million, or 8.3%, compared to the prior year period. The decrease was attributable to timing-related impacts on billable materials and task orders for incremental labor, the recompete loss of certain contracts, and an approximate $14.0 million impact from COVID-19, which decrease was partially offset by an increase in on-contract growth and new business programs. The Global Mission Services ("GMS") and National Security Solutions ("NSS") segments revenue decreased by approximately $47.0 million and $9.2 million, respectively.

Operating income for the quarter was $7.5 million, compared with operating income of $14.4 million in the prior year period. The decrease resulted from lower revenue volume partially offset by a corresponding reduction in cost of revenues and increased transaction-related selling, general and administrative expenses.

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1Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. A reconciliation of adjusted EBITDA and adjusted EBITDA margin to their most directly comparable GAAP financial measure, net income (loss), and a discussion of Adjusted EBITDA, Adjusted EBITDA margins and other non-GAAP financial measures, is contained in the “Non-GAAP Financial Measures” section of this release.

The net loss attributed to PAE Incorporated for the quarter was $4.9 million, or $(0.08) per diluted share, compared with a net loss of approximately $5.7 million, or $(0.27) per diluted share in the prior year period. The decrease in net loss for the first quarter of 2020, was primarily driven by factors impacting operating income.

Adjusted EBITDA for the quarter was $41.6 million, or 6.7% of revenue, compared to $39.9 million, or 5.9% of revenue, in the prior year period. The modest variance was driven by factors impacting operating income. Adjusted EBITDA margins benefited from increased profitability on new business programs and higher non-labor revenue in the prior year period.

Global Mission Services
GMS revenues for the quarter of $457.4 million decreased $47.0 million, or 9.3%, compared to the prior year period. The decrease was partially attributable to timing-related impacts on billable materials and task orders for incremental labor and partially as a result of an approximate $12 million impact from COVID-19. This decrease was partially offset by an increase in on-contract growth and new programs.

GMS operating income for the quarter was $12.6 million, compared to $25.8 million, in the prior-year period. The decrease resulted primarily from lower revenue and increases in selling, general and administrative expenses.

GMS adjusted operating income2 for the quarter was $27.3 million, or 6.0% of revenue, compared to $29.0 million, or 5.8% of revenue, in the prior year period. Adjusted operating income decreased year-over-year primarily due to lower revenue and increases in selling, general and administrative expenses. GMS adjusted operating income margins2 improved year-over-year due to higher non-labor revenue in the prior year period.

National Security Solutions
NSS revenues for the quarter of $159.8 million decreased $9.2 million, or 5.4%, compared to the prior year period. The decrease was partially driven by the recompete loss of certain contracts and partially as a result of an approximate $2.0 million impact from COVID-19. This decrease was partially offset by an increase in on-contract growth and new programs.

NSS operating income for the quarter was $4.4 million, compared to an operating loss of $0.8 million in the prior year period. The increase was primarily due to losses incurred by PAE ISR LLC in the first quarter of 2019. PAE sold substantially all the assets of PAE ISR LLC in the fourth quarter of 2019. The positive effect of this action on the first quarter 2020’s operating income was partially offset by increased cost of revenues.

NSS adjusted operating income3 for the quarter was $14.3 million, or 9.0% of revenue, compared to $10.8 million, or 6.4% of revenue, in the prior year period. The increase in adjusted operating income and adjusted operating income margins3 year-over-year was primarily due to improved performance on existing contracts and increased profitability on new business programs.

_______________________
2GMS adjusted operating income and adjusted operating income margin are non-GAAP financial measures. A reconciliation of GMS adjusted operating income and adjusted operating income margin to their most directly comparable GAAP financial measure, GMS operating income (loss), is contained in the “Non-GAAP Financial Measures” section of this release.

3NSS adjusted operating income and adjusted operating income margin are non-GAAP financial measures. A reconciliation of NSS adjusted operating income and adjusted operating income margin to their most directly comparable GAAP financial measure, NSS operating income (loss), is contained in the “Non-GAAP Financial Measures” section of this release.

Cash Flow Summary

Net cash provided by operating activities for the quarter of $10.9 million, decreased by $28.4 million primarily as the result of an increase in accounts payable and accrued salaries, offset by reduced accounts receivable.

As of March 29, 2020, PAE had cash and cash equivalents totaling $99.8 million and had not drawn on its asset-based revolving loan credit facility.
Business Development Highlights and Contract Awards
Net bookings totaled $654 million in the first quarter and $2.54 billion over the trailing twelve months, representing a book to bill ratio of 1.1x and 0.9x for the first quarter and trailing twelve months, respectively. The net bookings were primarily contract extensions and on-contract growth awards.

Notable first quarter awards received include:

Notable New Business Award:

•Department of Justice: PAE’s GMS segment was notified of a successful resolution of a protest of a $400 million, 7-year training contract.

Notable IDIQ Awards:

•National Oceanic and Atmospheric Administration: PAE’s GMS segment was awarded a position on the $3 billion National Oceanic and Atmospheric Administration ProTech Weather Domain IDIQ contract for professional and technical services.
•U.S. Army: PAE’s NSS segment was awarded the Global Tactical Advanced Communications Systems and Services or, GTACS II, IDIQ contract. The U.S. Army awarded seats to 16 large companies on the 10-year, $5.1 billion contract vehicle, to supply technology services and hardware support to develop new tactical communication networks for soldiers. This award strategically places PAE inside of a key C4ISR contract vehicle enabling the Company to expand its’ C4ISR capabilities.

Notable Contract Extension Awards:

•Baghdad Operations and Maintenance Support Services (OMSS): PAE’s GMS segment was awarded a $48 million, 6-month contract extension. Under this contract, PAE supports the Department of State performing Operations and Maintenance Support Services (OMSS) at the U.S. Embassy in Bagdad, Baghdad Diplomatic Support Center, and the Department of Defense Union III Compound in Iraq.
•Naval Air Warfare Center Aircraft Division: PAE’s GMS segment was awarded a $33 million, 6-month contract extension to support the operation of the US Navy’s Atlantic Undersea Test and Evaluation Center (AUTEC).

The Company’s backlog at the end of the quarter was $6.4 billion, of which $1.2 billion was funded.

2020 Financial Outlook

PAE is reiterating the fiscal 2020 guidance it issued on March 11, 2020, based on the Company's financial results for the first quarter of 2020 and its current outlook for the remainder of the year. The table below summarizes the Company's 2020 financial guidance:

2020 Financial Guidance
Revenue $2,750 million - $2,850 million
Adjusted EBITDA $170 million - $178 million

Adjusted EBITDA is a non-GAAP financial measure. The Company is not providing a quantitative reconciliation of adjusted EBITDA in its 2020 financial guidance in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, the Company does not provide a reconciliation of forward-looking adjusted EBITDA (non-GAAP) to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income being materially less than is indicated by estimated adjusted EBITDA (non-GAAP). In addition, the Company does not provide a reconciliation of forward-looking free cash flow (non-GAAP) to GAAP cash flows provided by operating activities and GAAP cash used in investing activities, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain line items used to calculate projected cash flows provided by operating activities and cash used in investing activities may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all line items needed in order to provide a GAAP calculation of projected free cash flow at this time.

COVID-19

We continue to work with our stakeholders (including customers, employees, suppliers and local communities) to address this global pandemic. Specifically, we are working closely with our customers, including those within the U.S. government, to permit continued contract performance and to mitigate the impact of the current COVID-19 pandemic on our operations and personnel. We continue to review our contractual provisions, hold discussions with customers regarding the pandemic’s potential impact on contract operations, and take actions to reduce the impact of COVID-19 on our business, workforce, logistics, revenues, and results of operations. We are continuing to monitor the impact of the pandemic and other related uncertainties on financial markets, which has caused us to delay undertaking certain actions in support of our strategic plans.

Due to the nature of our business, and although our operations have been disrupted by the COVID-19 pandemic, the impact has not been material to date. We have developed contingency and business continuity plans should the disruptions increase. In particular, our U.S. government customers have taken steps to ensure the continuance of many of the services provided by us and other contractors, including, but not limited to, designating certain PAE contracts as essential for continued performance and authorizing remote work for contractor personnel that cannot access worksites. In addition, the impact may be further mitigated by recently passed legislation allowing U.S. government agencies to reimburse contractors such as us for paid leave for employees who cannot access work sites or telework. However, some U.S. Government customers have suspended or reduced work under certain of our contracts.

The outbreak of COVID-19 did not have a material impact on the corporation's operating results or business in the first quarter of 2020. In addition, following a review of our operations, and notwithstanding the fact that the Company is beginning to experience some issues in its business segments related to COVID-19, primarily in access to some locations and logistics disruptions, the Company has concluded that no revisions are necessary for its 2020 financial guidance.
Conference Call Information
As previously announced, PAE will host a conference call and webcast today, May 7, 2020, at 8:00 a.m. ET. Management will review the Company's first-quarter 2020 financial results, followed by a question-and-answer session. Listeners will be able to access a presentation summarizing the first-quarter 2020 results on the PAE Investor Relations website.

Interested parties will be able to connect to the webcast from the PAE Investor Relations website on May 7, 2020. Prospective attendees may register for an email reminder about the webcast on the events and presentations tab, also found on the investor relations page. The conference call dial-in number is 1-855-982-6676 and the conference ID is 5628649. The international dial-in number is 1-614-999-9188.

The Company will post an archive of the webcast following the call on the PAE Investor Relations website.
Forward-Looking Statements
This press release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about PAE’s possible or assumed future results of operations, financial results, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, potential impact of COVID-19, effects of regulation, backlog, estimation of resources for contracts, risks related to IDIQ contracts, strategy for and management of growth, needs for additional capital, risks related to U.S. government contracting generally, including congressional approval of appropriations, and bid protests. These forward-looking statements are based on PAE’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside PAE’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Forward-looking statements included in this release speak only as of the date of this release. PAE does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release except as may be required by the federal securities laws.

About PAE

For 65 years, PAE has tackled the world’s toughest challenges to deliver agile and steadfast solutions to the U.S. government and its allies. With a global workforce of approximately 20,000 on all seven continents and in approximately 60 countries, PAE delivers a broad range of operational support services to meet the critical needs of our clients. Our headquarters is in Falls Church, Virginia. Find us online at pae.com, on Facebook, Twitter and LinkedIn.

For investor inquiries regarding PAE:

Mark Zindler
Vice President Investor Relations
PAE
703-717-6017
mark.zindler@pae.com

For media inquiries regarding PAE:

Terrence Nowlin
Senior Communications Manager
PAE
703-656-7423
terrence.nowlin@pae.com

PAE Incorporated
Condensed Consolidated Statement of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 29,	March 31,
	2020	2019
Revenues	$617,253	$673,484
Cost of revenues	465,208	517,159
Selling, general and administrative expenses	137,326	135,035
Amortization of intangible assets	8,047	8,657
Total operating expenses	610,581	660,851
Program profit	6,672	12,633
Other income, net	785	1,720
Operating income	7,457	14,353
Interest expense, net	(20,948)	(22,660)
Loss before income taxes	(13,491)	(8,307)
Benefit from income taxes	(8,714)	(3,147)
Net loss	(4,777)	(5,160)
Noncontrolling interest in earnings of ventures	166	559
Net loss attributed to PAE Incorporated	$(4,943)	$(5,719)

Net loss per share attributed to PAE Incorporated:
Basic and diluted	$(0.08)	$(0.27)

Weighted average shares outstanding	59,807,549	21,127,823

PAE Incorporated
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and par value amounts)

	March 29,	December 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$99,790	$68,035
Accounts receivable, net	420,765	442,180
Prepaid expenses and other current assets	46,760	43,549
Total current assets	567,315	553,764
Property and equipment, net	28,079	30,404
Deferred Income taxes, net	16,597	3,212
Investments	17,747	17,925
Goodwill	409,588	409,588
Purchased intangibles, net	172,417	180,464
Operating lease right-of-use assets, net	161,731	162,184
Other noncurrent assets	9,484	13,758
Total assets	$1,382,958	$1,371,299
Liabilities and equity
Current liabilities:
Accounts payable	$122,126	$124,661
Accrued expenses	100,456	102,315
Customer advances and billings in excess of costs	69,662	51,439
Salaries, benefits and payroll taxes	106,995	130,633
Accrued taxes	16,058	18,488
Current portion of long-term debt	22,894	22,007
Operating lease liabilities, current portion	35,324	36,997
Other current liabilities	32,703	30,893
Total current liabilities	506,218	517,433
Long-term debt, net	595,598	727,930
Long-term operating lease liabilities	130,426	129,244
Other long-term liabilities	7,397	8,601
Total liabilities	1,239,639	1,383,208
Stockholders' equity:
Preferred stock, $0.0001 par value per share, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value per share: 210,000,000 shares authorized; 92,040,654 and 21,127,823 shares issued and outstanding as of March 29, 2020 and December 31, 2019, respectively	9	2
Additional paid-in capital	262,284	101,743
Accumulated deficit	(150,314)	(145,371)
Accumulated other comprehensive loss	(829)	(134)
Total PAE Incorporated stockholders' equity	111,150	(43,760)
Noncontrolling interests	32,169	31,851
Total liabilities and equity	$1,382,958	$1,371,299

PAE Incorporated
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended
	March 29,	March 31,
	2020	2019
Operating activities
Net loss	$(4,777)	$(5,160)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	2,583	3,010
Amortization of intangible assets	8,047	8,657
Amortization of debt issuance cost	6,063	2,050
Net undistributed income from unconsolidated ventures	(663)	(1,300)
Deferred income taxes, net	(9,081)	440
Other non-cash activities, net	270	419
Changes in operating assets and liabilities, net:
Accounts receivable, net	20,869	(21,368)
Accounts payable	(2,417)	53,784
Accrued expenses	(3,779)	(7,412)
Customer advances and billings in excess of costs	18,223	23,390
Salaries, benefits and payroll taxes	(21,307)	(6,701)
Inventories, net	1,342	(2,001)
Prepaid expenses and other current assets	(2,921)	(5,754)
Other current and noncurrent liabilities	(4,545)	(2,307)
Investments	750	836
Other noncurrent assets	4,729	780
Accrued taxes	(2,473)	(2,000)
Net cash provided by operating activities	10,913	39,363
Investing activities
Expenditures for property and equipment	(404)	(3,614)
Net cash used in investing activities	(404)	(3,614)
Financing activities
Net contributions from noncontrolling interests	150	1,350
Borrowings on long-term debt	60,000	17,888
Repayments on long-term debt	(196,544)	(62,938)
Payments of debt issuance costs	(964)	—
Recapitalization from merger with Gores III	605,708	—
Payment of underwriting and transaction costs	(27,268)	—
Distribution to selling stockholders	(419,548)	—
Net cash provided by (used in) financing activities	21,534	(43,700)
Effect of exchange rate changes on cash and cash equivalents	(288)	(458)
Net increase (decrease) in cash and cash equivalents	31,755	(8,409)
Cash and cash equivalents at beginning of period	68,035	51,097
Cash and cash equivalents at end of period	$99,790	$42,688

Supplemental cash flow information
Cash paid for interest	$10,900	$19,411
Cash paid for taxes	$1,523	$2,608

PAE INCORPORATED
SEGMENT DATA
(Amounts in thousands)

	Three Months Ended
	March 29,	March 31,
	2020	2019
Revenues
GMS	$457,444	$504,480
NSS	159,809	169,004
Consolidated revenues	$617,253	$673,484

Operating income (loss)
GMS	$12,603	$25,792
NSS	4,367	(786)
Corporate	(9,513)	(10,653)
Consolidated operating income	$7,457	$14,353

Amortization of intangible assets
GMS	$4,115	$4,258
NSS	3,932	4,399
Consolidated amortization of intangible assets	$8,047	$8,657

PAE INCORPORATED
BACKLOG
(Amounts in thousands)

	As of	As of
	March 29,	December 31,
	2020	2019
Global Mission Services:
Funded backlog	$904,871	$1,173,196
Unfunded backlog	3,850,641	3,393,081
Total GMS backlog	$4,755,512	$4,566,277

National Security Solutions:
Funded backlog	$258,828	$311,214
Unfunded backlog	1,373,985	1,474,309
Total NSS backlog	$1,632,813	$1,785,523

Total:
Funded backlog	$1,163,699	$1,484,410
Unfunded backlog	5,224,626	4,867,390
Total backlog	$6,388,325	$6,351,800
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. PAE segregates backlog into two categories, funded backlog and negotiated unfunded backlog.
Funded backlog refers to the value on contracts for which funding is appropriated less revenues previously recognized on these contracts.
Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Non-GAAP Financial Measures
The Company uses EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating income per segment and adjusted operating income margin per segment as supplemental non-GAAP measures of performance. PAE defines EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization. Adjusted EBITDA and adjusted operating income per segment exclude certain amounts included in EBITDA as provided in the reconciliations provided herein. Adjusted EBITDA is equal to the sum of adjusted operating income for each segment. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenues expressed as a percentage and adjusted operating income margin is calculated as adjusted operating income divided by revenues expressed as a percentage.
For 2020 and 2019, the Company’s net income was impacted by certain events that do not reflect the cost of our operations and which may affect the period-over-period assessment of operating results. The non-GAAP financial measures demonstrate the impact of these events.
During 2019 substantially all the assets of ISR were sold. The Company believes that it is helpful for investors to be able to evaluate the performance of PAE’s underlying business based on excluding ISR’s operations during the year. To calculate the loss, adjusted EBITDA and adjusted operating income without ISR, the Company removed ISR from its revenue and loss metrics for the first quarter of 2019.
These non-GAAP measures of performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize these non-GAAP measures to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. PAE believes these non-GAAP measures are useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance.
In addition to the above non-GAAP financial measures, the Company has included backlog, net bookings, and book-to-bill ratio in this release. Backlog is an operational measure representing the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. Net bookings are an operational measure representing the change in backlog between reporting periods plus reported revenue for the period and book-to-bill ratio is an operational measure representing net bookings divided by reported revenues for the same period. We believe backlog, net bookings and book-to-bill ratio are useful metrics for investors because they are an important measure of business development performance and revenue growth. These metrics are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented.

Reconciliation of GAAP net income to Adjusted EBITDA, a non-GAAP Measure - Company
(in thousands)
	Three Months Ended
	March 29,	March 31,
	2020	2019	Change
Net loss attributed to PAE Incorporated	$(4,943)	$(5,719)	$776
Interest expense, net	20,948	22,660	(1,712)
Provision for taxes	(8,714)	(3,147)	(5,567)
Depreciation and amortization	10,630	11,667	(1,037)
M&A costs	23,980	114	23,866
Disposal of assets	—	5,643	(5,643)
Non-core expenses (1)	258	5,508	(5,250)
Non-cash items (2)	—	826	(826)
Forward loss accruals (3)	—	1,954	(1,954)
Sponsor fees (4)	—	1,262	(1,262)
Other (5)	(514)	(914)	400
Adjusted EBITDA	$41,645	$39,854	$1,791
Adjusted EBITDA margin	6.7%	5.9%

Reconciliation of GAAP operating income to Adjusted operating income, a non-GAAP Measure - GMS
(in thousands)
	Three Months Ended
	March 29,	March 31,
	2020	2019	Change
Operating income	$12,603	$25,792	$(13,189)
Corp operating loss allocation (6)	(7,050)	(7,980)	930
Corporate NCI allocation	(222)	(603)	381
Depreciation and amortization	6,151	6,612	(461)
M&A costs	15,912	85	15,827
Disposal of assets	—	—	—
Non-core expenses (1)	191	3,869	(3,678)
Non-cash items (2)	—	619	(619)
Forward loss accruals (3)	—	385	(385)
Sponsor fees (4)	—	945	(945)
Other (5)	(272)	(685)	413
Adjusted operating income	$27,313	$29,039	$(1,726)
Adjusted operating income margin	6.0%	5.8%

Reconciliation of GAAP operating income to Adjusted operating income, a non-GAAP Measure - NSS
(in thousands)
	Three Months Ended
	March 29,	March 31,
	2020	2019	Change
Operating loss	$4,367	$(786)	$5,153
Corp operating loss allocation (6)	(2,463)	(2,673)	210
Corporate NCI allocation	56	43	13
Depreciation and amortization	4,479	5,055	(576)
M&A costs	8,068	28	8,040
Disposal of assets	—	5,643	(5,643)
Non-core expenses (1)	67	1,639	(1,572)
Non-cash items (2)	—	207	(207)
Forward loss accruals (3)	—	1,569	(1,569)
Sponsor fees (4)	—	317	(317)
Other (5)	(242)	(229)	(13)
Adjusted operating income	$14,332	$10,813	$3,519
Adjusted operating income margin	9.0%	6.4%

(1) Non-core expenses include certain professional fees, gain/loss on disposal of fixed assets, settlements and certain severance costs.
(2) Non-cash items include idle facilities charges for facilities the Company no longer occupies, pension curtailment costs and unrealized FX gains/losses.
(3) Forward loss accruals include adjustments related to future expected losses recognized in the current period.
(4) Sponsor fees include management fees and out of pocket expenses paid to the Company’s private equity sponsor for general management, transactional, financial and other corporate advisory services.
(5) Other costs include adjustments related to adjustments to offset capitalized internal labor and state income taxes that were not captured in reported income tax expense.
(6) Corporate operating loss allocation includes certain selling, general and administrative, depreciation and amortization costs that cannot be assigned to a specific segment; this cost is allocated based on proportionate segment revenues for the period in which the cost is incurred.